Exhibit 99
MEREDITH RAISES EARNINGS OUTLOOK FOR FISCAL 2017 3rd QUARTER AND FULL YEAR
Strong Digital Advertising Performance Across Company Drives Increase

DES MOINES, IA (March 21, 2017) - Meredith Corporation (NYSE: MDP; meredith.com) - the leading media and marketing company with local television brands in large, fast-growing markets and national brands serving more than 110 million American women - today raised its earnings-per-share outlook for its fiscal 2017 third quarter and full year.

For the third quarter of fiscal 2017, Meredith now expects earnings per share to range from $0.85 to $0.87, driven by stronger than expected advertising performance, particularly from digital operations in both its National and Local Media Groups. The higher outlook compares to the previous range of $0.75 to $0.80 communicated on January 25, 2017. Meredith will provide more details when it reports fiscal 2017 third-quarter results on Thursday, April 27, 2017.

For full-year fiscal 2017, Meredith now expects record earnings per share of $4.13 to $4.18 on a GAAP basis, and $3.85 to $3.90 excluding special items recorded in fiscal 2017. These expectations compare to a range of $3.50 to $3.80 first communicated on July 28, 2016.

“We continue to successfully execute the multiplatform strategies we’ve implemented across our business units, and are pleased that performance for our digital activities is surpassing expectations,” said Meredith Chairman and CEO Stephen M. Lacy. “Additionally, our other business activities are performing as originally anticipated.”

Lacy noted that Meredith also continues to execute its successful Total Shareholder Return program. Key elements of this program include:

•
Ongoing dividend increases - Meredith raised its regular stock dividend by 5.1 percent to $2.08 on an annualized basis on January 28, 2017. This marked the 24th straight year of dividend increases for Meredith, which has paid an annual dividend for 70 consecutive years.

•
Strategic investments to scale the business and increase shareholder value - Over the last few years, Meredith has invested approximately $1 billion to acquire leading broadcast, digital and print properties.

•	Share repurchases - Meredith’s ongoing share repurchase program has $75 million remaining under current authorizations as of December 31, 2016.

“We remain laser focused on delivering on our pledge to increase shareholder value over time,” Lacy said. “Our combination of great media brands, an outstanding workforce, and pinpoint execution of our strategic imperatives continues to drive our strong financial performance.”

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding

Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are available in the attached table.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s earnings-per-share outlook for the third quarter and full-year fiscal 2017.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's Local Media Group includes 17 owned or operated television stations reaching 11 percent of U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 - including Atlanta, Phoenix, St. Louis and Portland - and 13 in Top 50 markets. Meredith's stations produce 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

Meredith's National Media Group reaches more than 110 million unduplicated women every month, including nearly 75 percent of U.S. Millennial women. Meredith is the leader in creating and distributing content across platforms in key consumer interest areas such as food, home, parenting and lifestyle through well-known brands such as Better Homes and Gardens, Allrecipes, Parents and Shape. Meredith also features robust brand licensing activities, including more than 4,000 SKUs of branded products at 5,000 Walmart stores across the U.S. and at walmart.com. Meredith Xcelerated Marketing is an award-winning, strategic and creative agency that provides fully integrated marketing solutions for many of the world’s top brands, including The Kraft Heinz Co., Bank of America, WebMD, Volkswagen and NBCUniversal.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Table
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows projected diluted earnings per share and projected diluted earnings per share excluding special items with the difference being the special items. Projected diluted earnings per share excluding special items is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this press release.

Year ended June 30, 2017	Low	High
Projected diluted earnings per share	$4.13	$4.18
Special items
Write-down of contingent consideration payable	(0.26)	(0.26)
Resolution of certain federal and state tax matters	(0.15)	(0.15)
Severance and related benefit costs	0.10	0.10
Write-down of impaired assets	0.02	0.02
Other	0.01	0.01
Projected diluted earnings per share excluding special items (non-GAAP)	$3.85	$3.90